PRESS RELEASE

               Dataram Contact:                 Investor Contact:

               Mark Maddocks,                   Joe Zappulla
               Vice President-Finance, CFO      Wall Street Consultants Corp.
               609-799-0071                     212-681-4100
               info@dataram.com                 JZappulla@WallStreetIR.com




               DATARAM REPORTS FISCAL 2007 THIRD QUARTER FINANCIAL
                                      RESULTS

     Board of Directors Declares Regular Quarterly $0.06 Per Share Dividend


PRINCETON, N.J. February 22, 2007 - Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal third quarter and nine months ended January 31, 2007. Revenues for third quarter were $9.4 million compared to $9.2 million in the third quarter of the prior fiscal year and $10.9 million in the second quarter of the current fiscal year. Revenues for the first nine months of the current fiscal year were $29.6 million versus $33.0 million for the comparable prior year period. Last fiscal year's revenues included $3.0 million in the first quarter of the year from sales to one OEM customer with whom the Company no longer transacts business.

Gross margins during the third quarter averaged 20 percent, which is lower than what the Company considers its normal range. This was primarily the result of reduced absorption of factory costs in the third quarter that was a result of the lower sequential quarterly volume. The Company considers gross margins of 25 percent, plus or minus 3 percent, normal.

Robert V. Tarantino, Dataram's chairman and CEO commented, " The third quarter is normally a seasonally weak quarter and the sequential quarterly revenue decline is not unusual. We are making progress. On a comparable quarterly basis we have achieved revenue growth of two percent and for the year to date nine-month period, we have achieved a six percent increase in revenue over the preceding sequential nine-month period. As we enter our fourth quarter, our order rate has improved, which is also typical. We anticipate that our margins will return to normal in the fourth quarter as well."

The Company incurred a net loss of $298,000 or $0.03 per share for the third quarter of fiscal 2007. This compares to net earnings of $1.4 million or $0.16 per diluted share for the second quarter of the current fiscal year, which included a payment of $2.3 million from a DRAM manufacturer related to a settlement agreement that the Company entered into during the quarter.
This compares to net earnings of $1.4 million or $0.16 per diluted share for the third quarter of the previous fiscal year, which included a gain of $1.9 million from the sale of undeveloped land owned by the Company. For the first nine months of the current fiscal year, net earnings totaled $1.1 million or $0.12 per diluted share versus $2.7 million or $0.30 per diluted share for the comparable prior fiscal year period. The $2.3 million settlement payment is recorded as other income in the Company's financial statements for the nine months ended January 31, 2007. The $1.9 million gain on sale of the land was recorded as other income in the comparable prior year period

Third quarter and nine month expenses of the current fiscal year include $95,000 and $346,000, respectively, of stock option expense compared to zero in the prior year comparable periods. The Company was required to commence expensing stock options at the beginning of the current fiscal year. Excluding stock option expense, selling, general and administrative costs for the third quarter of both the current and prior fiscal year totaled $2.2 million.

The Company's backlog at the end of the third quarter was $1,028,000, which compares to $961,000 at the end of the second quarter and $635,000 at the end of the third quarter of the prior fiscal year.

Mr. Tarantino concluded, " Our financial condition is strong and we are highly liquid. The Company's Board of Directors has declared a quarterly dividend of $0.06 per common share. The dividend will be payable on March 21, 2007, to shareholders of record as of March 7, 2007."

As announced in a previously issued press release, Dataram will conduct a conference call today at 4:30 p.m. (EST) to present its third quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-732-9382, providing the following reservation number: 21330162. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through Vcall at www.vcall.com. A replay of the call will be available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.


ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 39 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com


The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.




                             Financial Tables Follow


                       DATARAM CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share amounts)
                                   (Unaudited)



                                 Third Quarter Ended       Nine Months Ended
                                    January 31,               January 31,
                                 ____________________      __________________
                                    2007        2006         2007        2006

Revenues                         $  9,366    $  9,220     $ 29,574   $ 33,022

Costs and expenses:
  Cost of sales                     7,505       6,520       22,730     23,152
  Engineering and development         295         287          922        847
  Selling, general and
    administrative                  2,155       2,175        6,727      6,950
  Stock option expense*                95           0          346          0
                                 ________    ________     ________   ________
                                   10,050       8,892       30,725     30,949
                                 ________   _________     ________   ________

Earnings (loss)
  from operations                    (684)        238       (1,151)     2,073

Other income                          213       2,030        2,885      2,249
                                 ________   _________     ________   ________

Earnings (loss) before
  income taxes                       (471)      2,268        1,734      4,322

Income tax provision (benefit)       (173)        863          655      1,634
                                 ________   _________     ________   ________

Net earnings (loss)              $   (298)   $  1,405     $  1,079   $  2,688
                                 ========   =========     ========   ========

Net earnings (loss) per share:
  Basic                          $  (0.03)   $   0.17     $   0.13   $   0.32
                                 ========   =========     ========   ========
  Diluted                        $  (0.03)   $   0.16     $   0.12   $   0.30
                                 ========   =========     ========   ========

Weighted average number
of shares outstanding:
  Basic                             8,669       8,472        8,549      8,431
                                 ========   =========     ========   ========
  Diluted                           8,669       8,831        8,800      8,825
                                 ========   =========     ========   ========

*Stock option expense is recorded as a component of selling, general and administrative expenses in the Company's financial statements filed with the Securities and Exchange Commission on Form 10-Q.


                       DATARAM CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (In thousands)
                                    (Unaudited)



                                         January 31, 2007      April 30, 2006

ASSETS
Current assets
  Cash and cash equivalents              $         13,881      $       14,044

  Trade receivables, net                            4,309               4,893
  Inventories                                       2,539               2,189
  Deferred income taxes                             1,365               1,365
  Note receivable                                   1,537               1,537
  Other current assets                                285                  80
                                         ____________________________________
    Total current assets                           23,916              24,108

Deferred income taxes                                 685               1,176

Property and equipment, net                           831                 847

Other assets                                          105                 105
                                         ____________________________________

Total assets                             $         25,537      $       26,236
                                         ====================================


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable                       $          1,180      $        2,057
  Accrued liabilities                                 625                 653
                                         ____________________________________
    Total current liabilities                       1,805               2,710


Stockholders' equity                               23,732              23,526
                                         ____________________________________


Total liabilities and
stockholders' equity                     $         25,537      $       26,236
                                         ====================================